UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 20, 2005 (December 15, 2005)

Date of Report (Date of earliest event reported)

Gevity HR, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-22701	65-0735612
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 301 Boulevard West

Bradenton, Florida 34205

(Address of principal executive offices and zip code)

(941) 741-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

Appointment of Roy C. King as President and Chief Operating Officer

On December 15, 2005, Gevity HR, Inc. (the “Company”) and Roy C. King entered into an Offer Letter Agreement and an Employment Agreement (copies of which are filed as Exhibits 10.1 and 10.2, respectively) containing the general terms of employment of Mr. King by the Company as its President and Chief Operating Officer. The appointment of Mr. King to the newly created position of President and Chief Operating Officer was approved by the Company’s Board of Directors and the terms of his employment in such position were approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

Following is a description of the material terms of his employment:

Mr. King assumed his position as President and Chief Operating Officer and began his employment with the Company on December 15, 2005. Under the Employment Agreement, the employment period ends on the third anniversary of the Employment Agreement unless a Date of Termination (as defined in the Employment Agreement) event occurs or is extended through a Renewal Period (as defined in the Employment Agreement).

As President and Chief Operating Officer, Mr. King will report directly to the Chief Executive Officer of the Company and will have supervision and control over and responsibility for the general management of the sales, marketing, field service, product development and shared client service operations of the Company.

Mr. King will be paid an annual base salary of $415,000. Commencing January 1, 2006, he will be eligible to receive an annual bonus under the Company's short-term incentive program. The amount of his bonus (which is expected to be paid in cash, but which may be paid through awards of equity such as stock options, restricted stock or other equity incentives, or a combination of such incentives and cash) will be 60% of his base salary for performance at threshold level of performance, 80% of his base salary for performance at target level of performance and 120% of his base salary for performance at superior level of performance. The actual amount of the award will be determined by the Compensation Committee based upon his performance.

In addition, commencing January 1, 2006, Mr. King will participate in the Company’s long-term incentive plan for executives pursuant to the Company’s 2005 Equity Incentive Plan that will provide him with an opportunity to receive equity incentive awards, which are expected to be in the form of options to purchase common stock of the Company, with a value equal to 90% of his base salary for performance at threshold level of performance, 120% of his base salary for performance at target level of performance and 180% of his base salary for performance at superior level of performance, with such options valued for this purpose by the Black-Scholes valuation method or by any subsequently adopted method of valuing stock options granted under the Company’s incentive plans for executives. The exercise price of such options will be the fair market value of the Company’s common stock on the date of grant, which will be the date on which the Compensation Committee determines the number of shares underlying such options, based upon his performance, and grants the options.

As inducements to commence employment with the Company, Mr. King will be paid a sign-on bonus of $25,000 following satisfactory completion of 90 days of employment and was granted a nonqualified option on December 15, 2005 to purchase 100,000 shares of common stock of the Company at an exercise price equal to the closing price of such common stock on such day, with such option to have a 10-year term and a four year vesting schedule, pursuant to which 25% of such option will vest on each anniversary of the date of the grant. In addition, as a further inducement to commence employment with the Company, on the same day Mr. King was awarded 25,000 shares of restricted common stock of the Company, having a four year vesting schedule pursuant to which 25% of such shares vest on each anniversary of the date of the award, provided that he is still then employed by the Company.

Options to purchase common stock of the Company referred to above and the shares of restricted stock to be awarded to Mr. King was granted or awarded, as the case may be, under and subject to the terms of the Company’s 2005 Equity Incentive Plan.

In addition to the standard items covered under the Company’s relocation policy, and subject to a total relocation expense limitation of $250,000, the Company will either pay or reimburse Mr. King for closing costs associated with the sale of his residence in the Wilton, Connecticut area, interest on the mortgage and property taxes on that residence, family visits and commuting expenses to the Bradenton, Florida area, moving and storage expenses for his personal property and household effects, and temporary living expenses in the Bradenton/Sarasota area, in certain cases subject to specific dollar limitations.  If he and his family relocate to the Bradenton/Sarasota metropolitan area within one year, at his option, any unused portion of the authorized relocation expenses may be applied toward (i) reimbursement of his federal income taxes payable on the amount of relocation expenses, or (ii) his relocation expenses from his home in the Bradenton/Sarasota metropolitan area in the event that his employment is subsequently terminated by the company without cause or by Mr. King for “good reason” as defined in the Employment Agreement filed as Exhibit 10.2 hereto.

On December 15, 2005, Mr. King also entered into a Change of Control Severance Agreement in the form customarily used by the Company for other senior executives of the Company. The agreement provides for certain payments in the event Mr. King is employed by the Company at the time of a “change of control” (as defined in such agreement) and his employment is terminated within two years after the change of control for a reason other than for “cause” (as defined in such agreement) or by him for “good reason” (as defined in such agreement). In such event, the agreement will provide for a payment of a lump sum payment equal to the sum of two times the amount of his highest annual rate of base salary during the one year period prior to his termination plus two times his target annual incentive bonus for the year in which the termination occurs plus a lump sum payment equal to his average annual incentive bonus earned in the three years prior to the termination or his target annual incentive bonus for the year in which the termination occurs, whichever is greater, multiplied by the fraction of the fiscal year remaining after the termination, but reduced by any annual incentive bonus amounts paid to him during the fiscal year in which the termination occurs. In most instances of a change in control, the options to purchase common stock of the Company and the shares of restricted common stock held by him at the time of the change of control would fully vest at that time.

Further, irrespective of whether a change of control has occurred under the Employment Agreement, if Mr. King’s employment is terminated by the Company for any reason other than for cause (as defined in his Employment Agreement) or by him for “good reason” (as defined in his Employment Agreement), and provided he executes a full and complete general release of all employment-related claims, if any, against the Company, the Company will pay him an amount equal to his annual base salary then in effect ratably over the one year following his termination of employment, but in no event shall such payments continue beyond March 15 of the year following the year in which the termination takes place. In such event, Mr. King may continue to participate in the Company’s health and dental plans or be provided equivalent health and dental coverage at the Company’s expense for such one-year period.

On December 15, 2005, Mr. King also entered into an indemnification agreement with the Company in customary form for senior executives of the Company, as well as a nonsolicitation, noncompete and confidentiality agreement which generally limits his solicitation of Company clients, use of Company confidential information and his employment by a competitor of the Company for a period of one year after his employment with the Company terminates.

See Item 5.02 of this Current Report on Form 8-K for further information concerning Mr. King. The foregoing descriptions of the Offer Letter Agreement and the Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the Offer Letter Agreement and the Employment Agreement which are filed as Exhibits 10.1 and 10.2 to this Form 8-K, respectively, and incorporated herein by reference.

Second Amendment to Credit Agreement

On December 16, 2005 the Company, its guarantor subsidiaries, and Bank of America, N.A. (the “Bank”) entered into the Second Amendment to the Credit Agreement (the “Second Amendment”). The Second Amendment amends certain language and financial covenants in the Credit Agreement dated as of March 26, 2004 among Gevity, the subsidiary guarantors, and the Bank, as amended (the “Credit Agreement”) primarily to facilitate Gevity’s share repurchase program authorized by the Company’s board of directors on September 27, 2005. The amendment also eliminates certain references to the Company’s Series A convertible, redeemable preferred stock that was converted into common stock on May 19, 2004.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed as Exhibit 10.3 hereto, to the First Amendment to the Credit Agreement, a copy of which was filed as Exhibit 10.7 to Gevity’s Current Report on Form 8-K filed on September 24, 2004, and to the Credit Agreement, a copy of which was filed as Exhibit 10.1 to Gevity’s Current Report on Form 8-K on April 9, 2004.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)           On December 15, 2005, the Company and Roy C. King entered into an Offer Letter Agreement and an Employment Agreement by which the Company agreed to employ Mr. King, and he agreed to accept such employment, as the Company’s President and Chief Operating Officer. Mr. King assumed this position and began his employment with the Company as President and Chief Operating Officer on December 15, 2005.

Prior to joining Gevity, Mr. King served as President and Chief Executive Officer of Security Source, Inc. from August 2004 to April 2005. In January 2001, Mr. King was appointed Chief Executive Officer and President of Mercator Software, Inc. and was elected Chairman of its Board of Directors in March 2001, where he continued to serve in these positions until 2003. Mr. King served as President and Chief Executive Officer of Immedient Corporation during the year 2000, and served in various executive positions at IBM Corporation from 1993 to 2000. Prior to joining IBM, Mr. King was a Partner with Booz Allen & Hamilton, Inc. and KPMG Peat Marwick. He holds an MBA from the Harvard Business School and a BS in Industrial Engineering from Iowa State University. Mr. King is 52 years old.

Reference is made to Item 1.01 of this Current Report on Form 8-K for a description of the material terms of Mr King's Offer Letter Agreement and his Employment Agreement with the Company.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Offer Letter Agreement executed on December 15, 2005 between Gevity HR, Inc. and Roy C. King.
10.2	Employment Agreement effective as of December 15, 2005 between Gevity HR, Inc. and Roy C. King.
10.3

Second Amendment to Credit Agreement among Gevity HR, Inc. as the Borrower, the subsidiaries of the Borrower named therein as the Guarantors, and Bank of America, N.A. as the Lender, dated as of December 16, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2005

GEVITY HR, INC.

By:	/s/ Gregory M. Nichols
Name: Gregory M. Nichols
Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter Agreement executed on December 15, 2005 between Gevity HR, Inc. and Roy C. King.
10.2	Employment Agreement effective as of December 15, 2005 between Gevity HR, Inc. and Roy C. King.
10.3

Second Amendment to Credit Agreement among Gevity HR, Inc. as the Borrower, the subsidiaries of the Borrower named therein as the Guarantors, and Bank of America, N.A. as the Lender, dated as of December 16, 2005.